SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report: May 8, 2008

(Date of earliest event reported)

LOGITECH INTERNATIONAL S.A.

(Exact name of registrant as specified in its charter)

Commission File Number: 0-29174

Canton of Vaud, Switzerland	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Logitech International S.A.

Apples, Switzerland

c/o Logitech Inc.

6505 Kaiser Drive

Fremont, California 94555

(Address of principal executive offices and zip code)

(510) 795-8500

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 8, 2008, the Compensation Committee (the “Committee”) of the Board of Directors of Logitech International S.A. (the “Company”) approved the Logitech Management Performance Bonus Plan (the “Bonus Plan”). The Bonus Plan is intended to increase shareholder value and the success of the Company and its subsidiaries (“Logitech”) by further motivating participants to achieve excellent short- and long-term financial performance for Logitech and its business units. The Bonus Plan accomplishes these goals by paying cash or share awards to participants after the achievement of specified performance goals.

The participation of any Logitech executive officers in the Bonus Plan shall be subject to ratification by an affirmative vote of the holders of a majority of Logitech shares that are present in person or by proxy and entitled to vote at the 2008 Logitech Annual General Meeting of Shareholders.

The Committee administers the Bonus Plan with respect to Logitech executive officers, and the Chief Executive Officer or the Vice President Human Resources may administer the Bonus Plan with respect to Logitech employees other than executive officers (the “Administrator”). The Administrator may delegate its authority to individual directors or employees of Logitech, although the Committee may not delegate its authority as Administrator with respect to Logitech executive officers.

The Bonus Plan applies to employees of Logitech at the level of director and higher who are selected for participation by the Administrator. The actual number of employees who will be eligible to receive an award during any particular year cannot be determined in advance, because the Administrator has the discretion to select the participants for each performance period. Performance periods may consist of a fiscal year or a longer or shorter period.

Under the Bonus Plan, participants will be eligible to receive an award based on performance against goals determined by the Administrator. For Logitech executive officers performance goals for fiscal year 2009 performance periods are based on net sales and operating income for Logitech as a whole or for the business or functional unit over which the executive has responsibility, or both. However, under the Bonus Plan the Administrator may choose from a variety of performance goals in its discretion.

The Administrator will also assign each participant a target award amount. The participant’s target award will be expressed as a percentage of his or her base salary earned during the applicable performance period or as a specific dollar or share amount.

The actual awards (if any) payable for a particular performance period will vary depending on the extent to which actual performance meets, exceeds or falls short of the performance goals for that performance period. The Administrator has the authority to determine if performance goals were achieved or exceeded and retains the discretion to reduce or eliminate the bonus that otherwise would have been payable based on actual performance. For Logitech executive officers the maximum potential bonus payment for Logitech’s fiscal year 2009 is 300% of base salary.

The full Board of Directors or the Administrator may amend, suspend or terminate the Bonus Plan at any time and for any reason.

The foregoing description of the Bonus Plan is qualified in its entirety by reference to the provisions of the Bonus Plan, which is attached as Exhibit 10.1 and incorporated herein by reference.

ITEM 9.01.	FINANCIAL STATEMENTS AND EXHIBITS

d) Exhibits.

The following exhibit is furnished with this report on Form 8-K:

10.1	Logitech Management Performance Bonus Plan

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned, thereunto duly authorized.

Logitech International S.A.

/s/ Catherine Valentine
Catherine Valentine
General Counsel, Vice President, Legal and Secretary

May 13, 2008